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                                                                    Exhibit 10.8

                               SERVICES AGREEMENT

     THIS SERVICES AGREEMENT (the "Agreement") is entered into effective as of the 1st day of August 2002, between NEON Systems, Inc., a Delaware corporation ("NEON"), and Peregrine/Bridge Transfer Corporation, a Delaware corporation ("PBTC").

                              W I T N E S S E T H:

WHEREAS, NEON and PBTC have entered into a Termination and Support Agreement dated effective as of August 1, 2002, whereby NEON and PBTC agreed to terminate the Distributorship Agreement dated as of January 1, 1996, the First Amendment to the Distributor Agreement dated as of January 1, 1999, the Remarketing Agreement dated as of January 25, 2000 and the Services Agreement dated as of December 18, 1998; and

WHEREAS, such Termination Agreement provides that NEON will provide PBTC with certain administrative services and office space in consideration of PBTC's execution and delivery of the Termination Agreement; and

WHEREAS, PBTC desires NEON to provide, or cause to be provided, certain administrative, marketing and legal services and assistance to PBTC pursuant to the terms and conditions hereof, which NEON is able to provide more economically than PBTC.

NOW, THEREFORE, in consideration of the promises set forth herein and the benefits to be derived herefrom, the parties hereby agree as follows:

                                    ARTICLE I
                         SERVICES TO BE PROVIDED BY NEON

     1.1 Provision of Services. NEON shall provide and perform, or cause its affiliates to provide and perform, the services listed on Exhibit A attached to this Agreement (the "Services"), which may include procurement of services to be provided by third parties. Exhibit A may from time to time be modified by the mutual written agreement of the parties.

     1.2 Service Fee; Reimbursement of Expenses. During the first twelve months of this Agreement (the "Initial Term"), such Services will be provided as additional consideration to PBTC's execution and delivery of the Termination Agreement, with no service fee. After the Initial Term, PBTC will have the option to renew this Agreement for up to an additional twelve months (the "Renewal Term"), except that during the Renewal Term, PBTC shall be required to pay to NEON a set monthly service fee in the amount of $10,000 per month (the "Service Fee") for the remaining term of this Agreement and any subsequent renewal, if any. At the end of such Renewal Term, if any, or such Initial Term, if PBTC does not elect to renew this Agreement for the Renewal Term, NEON will have no further obligation to provide Services to PBTC. Notwithstanding the foregoing, PBTC shall reimburse NEON monthly for all actual out-of-pocket costs and expenses incurred by NEON during the prior month in

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connection with its performance or provision of the Services (the "Reimbursable
Amounts") during the full Initial Term and the Renewal Term, if applicable, of this Agreement, including, without limitation, costs and expenses associated with the procurement of services from third party providers.

     1.3 Standards of Services. NEON shall use its reasonable efforts to cause any and all personnel providing the Services to (i) perform such Services with the same degree of care, skill and diligence with which it causes similar services to be performed for itself and its various other subsidiaries, and (ii) in cases where the Services entail providing third party services to PBTC, utilizing the same or comparable vendors that are used by itself and its various other subsidiaries.

     1.4 Payment of Service Fees. On September 30, 2002, NEON shall invoice PBTC and PBTC shall remit to NEON all Reimbursable Amounts incurred during the period beginning on the effective date of this Agreement and ending on September 30, 2002. Thereafter, on the last day of each calendar month occurring thereafter during the Initial Term and Renewal Term, if applicable, of this Agreement, PBTC shall remit to NEON the Service Fee, if applicable, for the month just beginning and all Reimbursable Amounts incurred during such prior month and required to be paid by PBTC pursuant to Section 1.2 for such month. In the event that PBTC exercises its option to continue receiving the Services after the Initial Term, the first payment of the Service Fee shall occur on July 31, 2003.

     1.5 Term. The Initial Term of this Agreement shall be twelve (12) months beginning August 1, 2002 (the "Initial Term"). The term of this Agreement may be continued by PBTC, in its sole discretion, for up to an additional twelve (12) months subject to its payment of the Services Fee for each such additional month. Unless otherwise renewed by PBTC for the Renewal Term, this Agreement will terminate at the close of business on July 31, 2003. Notwithstanding the foregoing; this Agreement may be terminated by PBTC at any time on written notice thereof to NEON. The parties may extend the term beyond the dates hereof by mutual agreement in writing signed by authorized representatives of both parties.

     1.6 Return of Records. Upon termination or expiration of this Agreement, NEON shall deliver to PBTC all records, reports and data of PBTC that are in its possession relating to the Services. NEON may retain copies of all such records, reports and data as NEON may require, which copies will be prepared at the expense of NEON.

     1.7 Indemnification of NEON. PBTC agrees to defend, indemnify and hold NEON and its affiliates and its and their officers, directors, agents and employees harmless against any and all claims, losses, liabilities, damages and causes of action, whether based on tort, breach of contract or any other legal theory, on account of taxes, liens, debts, personal injuries, death or damage to property and all other claims or demands of every character arising out of, in connection with, or as an incident to, any act or omission in connection with NEON's performance of the Services or fulfillment of its responsibilities under this Agreement, including negligence (but not gross negligence or willful misconduct) of NEON, its affiliates, or its or their officers, directors, agents or employees.

     1.8 NEON's Liability. NEON, its affiliates and its and their officers, directors,

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agents and employees shall not be liable to PBTC for any loss or damage suffered by PBTC resulting from the performance of the Services by NEON or the fulfillment of NEON's responsibilities under this Agreement, except to the extent that such loss or damage results from the gross negligence or willful misconduct of NEON or its affiliates or its or their respective officers, directors, agents or employees.

                                   ARTICLE II
                                  MISCELLANEOUS

     2.1 Assignment. Neither NEON nor PBTC may transfer or assign this Agreement or any of its obligations or rights herein without the consent of the other parties hereto, which consent will not unreasonably be withheld. Notwithstanding the foregoing, PBTC or NEON may assign this agreement in connection with a corporate name-change, reorganization, reincorporation, recapitalization or other corporate transaction that does not effect a change in control of the relevant company, without the consent of the other party. Any attempted assignment without such consent shall be void.

     2.2 Force Majeure. Performance under this Agreement, other than the obligation to make payments of money due, shall be suspended in the event such performance is prevented by fires, floods, hurricanes, storms, bad weather, tornadoes, lightning, explosions, acts of God or the public enemy, governmental laws, rules, regulations or orders, and other events, whether similar or dissimilar, beyond the control of the parties.

     2.3 Independent Contractor. In performing the Services hereunder, NEON and any of its affiliates performing Services hereunder shall be considered to be independent contractors. In no event shall any party hereto be deemed a partner, co-venturer or agent of the other party hereto.

     2.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

     (i)  To NEON, as follows:

                       NEON Systems, Inc.
                       14100 Southwest Freeway, Suite 500
                       Sugar Land, Texas 77478
                       Att: Chief Financial Officer
                       Phone: 281-634-8301
                       Fax: 281-634-8282

     (ii) To PBTC, as follows:

                       Peregrine/Bridge Transfer Corporation
                       12680 High Bluff Drive, Suite 200

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                           San Diego, California 92130
                           Att: Chief Financial Officer
                           Phone: 858-259-2500
                           Fax: 858-259-4843

         2.5 Governing Law. This Agreement shall be governed by and construed in accordance with laws of the State of Texas, without regard to its principles of conflicts of laws.

         2.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         2.7 No Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall entitle any person other than NEON or PBTC or their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

         2.8 Counterparts. This Agreement may be executed in any number of counterparts, no one of which needs to be executed by both parties, and this Agreement shall be binding upon both parties with the same force and effect as if both parties had signed the same document, and each such signed counterpart shall constitute an original of this Agreement.

         2.9 Amendment. No modification or amendment of this Agreement shall be binding upon a party unless in writing and signed by the other party hereto.

         2.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto regarding the subject matter hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Neon  Systems, Inc.

By:______________________________________
         Brian D. Helman
         Chief Financial Officer

Date:____________________________________


Peregrine Bridge Transfer Corporation

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By:______________________________________
         J. Bradford Poynter
         Chief Financial Officer

Date:____________________________________

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                                    EXHIBIT A


                             Description of Services

During the Initial Term and the Renewal Term, if applicable, of this Agreement, NEON will provide, or cause to be provided, to PBTC, the services described below (the "Services"). The Services may be modified from time to time by the mutual written agreement of the parties.

      (a) Facilities Management. NEON will provide office space and furniture for PBTC's Houston-based employees (up to a maximum of the square feet of office space that NEON's IMS Division occupied at Closing of the Termination and Customer Support Agreement dated August 14, 2002).

      (b) Accounting Services. Perform all normal and customary accounting functions for PBTC and maintain all necessary books and records in connection therewith; and monitor the actual monthly income and expenses of PBTC, collect revenues and pay operating expenses, compare actual results to the relevant operating budgets, and report to PBTC.

      (c) Risk Management Services. Assist PBTC in review of the insurable risks of PBTC and the determination of levels of insurance coverage, develop, administer and implement a risk management program for PBTC; procure insurance coverage in accordance with PBTC's instructions; and subject to PBTC's guidelines and approval, oversee the investigation and resolution of all casualty and liability claims brought by or against PBTC.

      (d) Tax Services. Assist in the preparation of state and federal income tax returns for PBTC; sales tax filings and state unemployment tax filings; and coordinate with PBTC and oversee any challenges, disputes, and audits of any income, sales, or unemployment taxes.

      (e) Human Resources. Provide standard human resource services including implementation and oversight of interview and hiring guidelines and services; implementation and oversight of employment policies and procedures; conduct of periodic employee reviews; and to the extent permitted by applicable law and governmental regulations, employee benefits and payroll administration.

      (f) Regulatory Compliance Review. Assist PBTC in assuring compliance with applicable governmental regulations (including without limitation labor and employment regulations and Americans with Disabilities Act) solely with respect to PBTC employees who office in NEON's corporate headquarters; and implementing a program to monitor continuing compliance with governmental regulations.

      (g) Legal Services. NEON's Legal Department will provide legal and contracts review services to Recipient. Specifically, NEON's Legal department will draft and/or review any contracts to be entered into, counsel and consult with all departments regarding legal matters, and address legal questions of PBTC.

Monthly Services Fee

          Service Fees and Reimbursable Amounts (as defined in Section 1.2 of this Agreement) shall be paid in accordance with Sections 1.2 and 1.4 of this Agreement.

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